BOARD OF DIRECTORS MEETING ROLL

                                       OF

                             Sphinx Industries, Inc.
                              A Nevada Corporation







The following individuals were present at the Board of Directors meeting held on March 20, 1997.





R. D. Fritzler                original signature on file
                              --------------------------